Exhibit 99.1

NuStar Energy L.P. and NuStar GP Holdings, LLC Expect Highest Quarterly

Earnings in the History of Both Companies

SAN ANTONIO, August 29, 2008 – NuStar Energy L.P. (NYSE:NS) today announced that the partnership expects to report record earnings applicable to limited partners for the third quarter of 2008 of at least $2.25 per unit, primarily as a result of exceptionally strong asphalt margins. NuStar GP Holdings, LLC (NYSE:NSH) also announced today that the company expects to report record earnings of at least $0.65 per unit for the third quarter of 2008. As a result, both companies believe that the current analyst consensus estimates for the third quarter and full year of 2008 remain too low.

“Third quarter earnings are shaping up to be outstanding as we continue to benefit from a strong asphalt market. In July alone, we earned nearly as much at NuStar Energy L.P. as the entire first quarter of 2008, which already was a record quarter, and August is shaping up to be just as good. As we noted in the second quarter earnings call, very tight supply conditions have resulted in a significant increase in the margins for the asphalt and intermediate products we produce. Due to much higher asphalt prices and lower feedstock costs, our margin per barrel for the third quarter is now expected to be in the range of $15 to $20 per barrel. In addition, despite higher prices, we continue to see good sales volumes for both asphalt and intermediate products. We expect to use a portion of the excess cash flows from the asphalt business to repay debt in the third quarter of 2008. We also expect to be in a position to recommend a distribution increase to our board of directors for the third quarter of 2008,” said Curt Anastasio, CEO and President of NuStar Energy L.P. and NuStar GP Holdings, LLC.

In addition, Curt Anastasio will make a presentation at the 2008 Lehman Brothers CEO Energy/Power Conference in New York, New York on Wednesday, September 3 at 3:45 p.m. ET. The purpose of the presentation will be to provide an update on company operations and asphalt fundamentals. A copy of the presentation and a link to the live webcast will be available at www.nustarenergy.com and www.nustargp.com in the Investor Relations portion of the Web sites.

NuStar Energy L.P. is a publicly traded, limited partnership based in San Antonio, with 9,063 miles of pipeline, 85 terminal facilities, four crude oil storage tank facilities and two asphalt refineries with a combined throughput capacity of 104,000 barrels per day. One of the largest asphalt refiners and marketers in the U.S. and the second largest independent liquids terminal operator in the nation, NuStar has operations in the United States, the Netherlands Antilles, Canada, Mexico, the Netherlands and the United Kingdom. The partnership’s combined system has over 88 million barrels of storage capacity, and includes two asphalt refineries, crude oil and refined product pipelines, refined product terminals, a petroleum and specialty liquids storage and terminaling business, as well as crude oil storage facilities. For more information, visit NuStar Energy L.P.’s Web site at www.nustarenergy.com.

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NuStar GP Holdings, LLC is a publicly traded limited liability company that owns the two percent general partner interest, an 18.4 percent limited partner interest and the incentive distribution rights in NuStar Energy L.P., one of the largest asphalt refiners and marketers in the U.S. and the second largest independent liquids terminal operator in the nation with operations in the United States, the Netherlands Antilles, Canada, Mexico, the Netherlands and the United Kingdom. For more information, visit NuStar GP Holdings, LLC’s Web site at www.nustargp.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release includes forward-looking statements regarding future events. All forward-looking statements are based on the partnership and company's beliefs as well as assumptions made by and information currently available to the partnership and company. These statements reflect the partnership and company’s current views with respect to future events and are subject to various risks, uncertainties and assumptions. These risks, uncertainties and assumptions are discussed in NuStar Energy L.P. and NuStar GP Holdings, LLC.’s 2007 annual reports on Form 10-K and subsequent filings with the Securities and Exchange Commission.